Exhibit 99.1

[LETTERHEAD OF GOLDMAN, SACHS & CO.]

Personal and Confidential

August 17, 2004

Board of Directors

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Re:	Registration Statement on Form S-4 of Hewitt Associates, Inc. (File No. 333-117326)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 15, 2004, with respect to the fairness from a financial point of view of the Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of June 15, 2004, among Hewitt Associates, Inc. (the “Company”), Eagle Merger Corp., a wholly owned subsidiary of the Company, and Exult, Inc.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Goldman, Sachs & Co. provided an opinion to the Hewitt board of directors that the exchange ratio was fair from a financial point of view to Hewitt”, “Risk Factors—Risks Relating to the Merger—The fairness opinions obtained by Hewitt and Exult from Goldman Sachs and Morgan Stanley, respectively, do not reflect changes in circumstances between the signing of the merger agreement and completion of the merger”, “The Merger—Background of the Merger”, “The Merger—Hewitt’s Reasons for the Merger; Recommendation of the Merger by the Hewitt Board of Directors”, “The Merger—Analyses of Financial Advisors” and “The Merger—Opinion of Goldman Sachs” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the

Board of Directors

Hewitt Associates, Inc.

August 17, 2004

Page Two

category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)